EXHIBIT 10.58

Amendment No. 4 to the
Weingarten Realty Investors
Supplemental Executive Retirement Plan

WHEREAS, Weingarten Realty Investors (the “Employer”) sponsors the Weingarten Realty Investors Supplemental Executive Retirement Plan (the “Plan”); and

WHEREAS, the purpose of the Plan is to supplement the retirement benefit provided under the terms of the Weingarten Realty Pension Plan, as amended (the “Pension Plan”) for selected eligible employees; and

WHEREAS, the Employer desires to amend the Plan as provided herein;

NOW, THEREFORE, the Employer amends the Plan as follows, effective as of January 1, 2010:

1.             Section 1.25 of the Plan is hereby amended, as underlined, to be and read as follows:

1.25         Vesting Year of Service. Vesting Year of Service shall be each 12-month period of employment with the Employer commencing with the Participant's date of hire or re-hire. For a Participant who terminates employment and subsequently is both re-employed and re-commences participation in the Plan, Vesting Years of Service accrued during any prior period of employment shall be taken into account in determining his or her total Vesting Years of Service.

2.             Section 3.1(a) is hereby amended, as underlined, to be and read as follows:

(a)
In General. The Employer Credit to the Account of each Participant shall be such amount each Plan Year which is designed to provide the Participant a supplemental retirement benefit at Retirement Age equal to the benefit determined under paragraph (b) or (c) of this Section 3.1, as applicable (the “Supplemental Benefit”), which shall be calculated as an actuarially determined level amount that amortizes the unfunded present value of the Supplemental Benefit described below over the period remaining until the Participant attains Retirement Age. If a Participant terminates employment and is subsequently re-employed, the date on which he or she is designated as an Eligible Employee following re-employment shall be the date on which participation commences for purposes of this Section 3.1; prior participation and the prior participation commencement date shall be disregarded.

3.             Section 2.1 of the Plan is hereby amended, as underlined, to be and read as follows:

2.1           Commencement of Participation.

(a)
Each Eligible Employee shall become a Participant as of the date on which he or she is designated as an Eligible Employee. Prior to commencement of participation in the Plan, each Participant shall be required to complete a Participation Agreement designating the form and timing of the distribution of his or her Accounts.

(b)
If a Participant terminates employment and is subsequently re-employed, the date on which he or she is designated as an Eligible Employee following re-employment shall be the date on which participation commences; prior participation and the prior participation commencement date shall be disregarded except to the extent of benefit accrual attributable to such period of prior participation.  If a Participant who had terminated employment is re-employed and again becomes a Participant, a new Account shall be established for such Participant and, prior to commencing participation following re-employment, he or she shall be required to complete a new Participation Agreement designating the form and timing of the distribution of his or her Account. Such new Account shall be established regardless of whether an existing Account is maintained on behalf of the Participant attributable to the prior period of participation.

4.             Section 4.1 of the Plan is hereby amended, as underlined, to be and read as follows:

4.1           Vesting of Account. A Participant's Account shall be 0% vested until a Participant has completed ten (10) Vesting Years of Service, at which time his or her Account shall be 100% vested. If a Participant terminates employment and subsequently becomes re-employed and again becomes a Participant in the Plan, the vesting requirement in the immediately preceding sentence shall apply to his or her Account attributable to the period of participation following re-employment, regardless of whether the Participant is fully vested in the Account attributable to the initial period of participation.

5.             Section 5.2(b) of the Plan is hereby amended to be and read as follows:

5.2           Adjustment and Crediting of Accounts.

(a)
The Administrator shall adjust the amounts credited to each Participant's Account to reflect Employer Credits, distributions, interest, and any other appropriate adjustments. Such adjustments shall be made as administratively determined in the discretion of the Administrator.

(b)	Interest Credit.

(i)	In General. While a Participant is employed, the interest credited to the Participant's Account shall be a fixed rate of return assumption equal to seven and one-half percent (7.5%).

(ii)	Interest Credit Following Separation from Service.

(I)
Separation from Service Due to Retirement, Early Retirement, Death, or Disability. If a Participant separates from service due to Retirement, Early Retirement, death, or Disability, the interest credited to the Participant’s Account following separation from service shall continue at a seven and one-half percent (7.5%) rate until the Account is fully distributed.

(II)
Other Separation from Service. If a vested Participant separates from service for a reason other than Retirement, Early Retirement, death, or Disability, the interest credited to such Participant’s Account following separation from service, commencing with the year in which the separation occurs, shall be the 90-day LIBOR interest rate plus one-half of one percent (.5%). For this purpose, the 90-day LIBOR interest rate shall be such rate as of December 31 each year. Such rate shall continue to apply to the Account until the Account is fully distributed.

(iii)
Re-employment. If a vested, terminated Participant becomes re-employed and commences participation following re-employment, the interest credited to the Account established for the Participant attributable to the period of participation following re-employment shall be as provided in paragraph 5.2(b)(i).

(iv)	Any rate of return assumption described in this Section 5.2(b) may be changed on a prospective basis by the Administrator in its discretion.

 IN WITNESS WHEREOF, Weingarten Realty Investors has caused this instrument to be executed by its duly authorized officer this 6th day of May, 2010, effective as of January 1, 2010.

Weingarten Realty Investors

By:	/s/ Stephen C. Richter
Stephen C. Richter
Its: (Title)	Executive VP/CFO